SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	July 24, 2013

VARIAN MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA	94304-1030
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 493-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On July 24, 2013, the Board of Directors of Varian Medical Systems, Inc. (the “Company”) authorized the Company to proceed with the negotiation, documentation and syndication of a new senior credit facility in an aggregate principal amount of up to $800,000,000 (the “New Credit Facility”). Bank of America, N.A. has offered to be the sole administrative agent for the New Credit Facility. It is contemplated that the New Credit Facility would be comprised of (i) a five-year term loan facility in an aggregate principal amount of up to $500,000,000, subject to an increase option of an additional amount of up to $100,000,000, and (ii) a five-year revolving credit facility, including subfacilities for letters of credit and swing line loans, in an aggregate principal amount of up to $300,000,000, subject to an increase option of an additional amount up to $200,000,000. The terms of the New Credit Facility would provide for customary representations and warranties and negative and affirmative covenants, and will also include customary events of default such as payment defaults, cross-defaults to other indebtedness of the Company, bankruptcy and insolvency, and a change in control, in each case substantially similar to those in the Company’s existing $300 million revolving credit facility. The Company has not yet entered into definitive documents relating to the New Credit Facility, and there are no assurances that the New Credit Facility will close and be available to the Company. The Company expects that the New Credit Facility would be used to refinance and replace its existing $300 million revolving credit facility and that it would be available for all general corporate purposes including working capital uses, acquisitions and share repurchases.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.

By:	/s/ John W. Kuo
Name:	John W. Kuo
Title:	Corporate Senior Vice President, General Counsel and Corporate Secretary

Dated: July 24, 2013